NEWS RELEASE
Contact:
Chuck McArthur, President and CEO
cmcarthur@ufeonline.com
FOR IMMEDIATE RELEASE	432-571-8000

Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

UNITED FUEL & ENERGY REPORTS RESULTS
FOR THE Second QUARTER OF 2007

•	The Company announces expected restatement of fourth quarter 2006 and first quarter 2007 financial results.

•	Company announces a temporary delay in the filing of its Quarterly Report on Form 10-Q for the period ended June 30, 2007

Midland, Texas – August 14, 2007 – United Fuel & Energy Corporation (OTCBB: UFEN), a leading distributor of gasoline, diesel, propane and lubricant products to customers in the rural markets of the southwestern and south central U.S. today announced its financial and operational results for the three months ended June 30, 2007.

In addition, the Company announced that based on the initial findings of an internal accounting review, it has determined the need to restate the previously issued financial statements of the fourth quarter of 2006 and the first quarter of 2007. These financial statements, as filed, contain errors and should therefore not be relied upon.

The internal accounting review was initiated to address possible accounting errors that had come to the attention of management. The accounting errors relate to the recognition of revenue pertaining to duplicate payments made to the Company by two processors of credit card transactions at card lock sites during the fourth quarter of 2006 and first quarter of 2007. The amounts of the restatements have not yet been definitively determined, but at the current time the Company does not expect the restatement of revenue to decrease the amount of previously reported revenue by more than approximately $1.6 million in the aggregate for all affected periods.

Upon completion of its review, the Company plans to restate financial statements for the periods in question as soon as practicable through amendments on Forms 10-K/A and 10-Q/A. In addition, although the restatement does not pertain to the second quarter period of 2007, financial results for the six months ended June 30, 2007 are affected. As a result, the filing of the Quarterly Report on Form 10-Q for the second quarter of 2007 will be delayed and will also be filed upon completion of the restatement.

Second Quarter Results

Revenue for the second quarter of 2007 was $89.9 million compared to revenue of $92.7 million for the second quarter of 2006. The decrease in revenue was primarily due to a 5.2% decline in sales volumes to 33.9 million gallons, partially offset by a 1.8% increase in selling prices for fuel and lubricant products. Diesel fuel volumes decreased primarily due to a slight decline in drilling activity in the Company’s operating areas, but were partially offset by an increase in gasoline sales. Also in the second quarter of 2007, cost of sales declined 5.2% compared to the second quarter of 2006, which contributed to a 13.3% increase in gross profit to $11.8 million. Due to a 22.2% increase in expenses, operating income declined 20.9% to $1.7 million in the 2007 second quarter. Unit margin increased 17.3% in the second quarter versus the comparable period, due to the higher unit price combined with a flat unit cost.

Net income applicable to common equity was $48,000, net of a $252,000 preferred stock dividend, for the second quarter of 2007, versus $364,000, net of a $226,000 preferred stock dividend, for the same period in 2006. Diluted earnings per share in the second quarter of 2007 was $0.01 on weighted average shares outstanding of 23.2 million, compared to $0.03 per diluted share for the second quarter of 2006 on weighted average shares outstanding of 21.4 million.

EBITDA (earnings before interest, income taxes, depreciation, and amortization and certain other non-cash items) for the second quarter of 2007 was $2.7 million, compared to EBITDA of $2.7 million in the second quarter of 2006. A reconciliation of EBITDA to net income is provided at the end of this release.

“It was highly disappointing to learn of the duplicate payments by our third party service providers,” stated Chuck McArthur, United Fuel & Energy’s President and Chief Executive Officer. “We are taking the necessary steps to improve our internal controls to assure that these type of problems don’t happen again. Although we expect to report a substantial reduction in net income for the two effected periods, we see continued opportunity to grow our business both organically and through acquisition. During the second quarter we expanded our propane and lubricant business lines, which both carry attractive margins. In the second half of 2007, we plan to open additional bulk plants in Texas and New Mexico and at least one new lube distribution center. We are also actively working to complete additional acquisitions, some of which may be of significant size or expand our territory.”

2007 Financial Outlook

Due to the pending restatement of first quarter 2007 results, the Company has temporarily suspended its previous guidance and expects to update guidance for the calendar year 2007 upon completion of the restatement and filing of the Form 10-Q for the period ended June 30, 2007.

Conference Call

United Fuel will host a conference call to discuss its 2007 second quarter financial results, the expected restatements, and recent developments at 11:00 a.m. Eastern (10:00 a.m. Central) tomorrow, August 15, 2007. To participate in the call, please log on to www.ufeonline.com or dial (303) 262-2005 and ask for the United Fuel call about 10 minutes prior to the start time. For those who cannot listen to the live call, a telephonic replay will be available through August 22, 2007, and may be accessed by calling (303) 590-3000 and using the pass code 11095514#. A web cast archive will also be available at www.ufeonline.com shortly after the call is concluded.

About United Fuel& Energy Corporation

United Fuel & Energy Corporation, headquartered in Midland, Texas, is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain rural markets of Texas, New Mexico, Arizona and Oklahoma. United Fuel represents the consolidation of numerous companies, the most significant of which was the Eddins-Walcher Company. United Fuel intends to continue to expand its business through strategic acquisitions and organic growth initiatives.

United Fuel currently engages in the following activities:

•	Wholesale fuels and lubricants (to commercial customers).
•	Card lock operation (unattended re-fueling of commercial vehicles).
•	Propane distribution (to commercial and residential users).

United Fuel conducts its operations through approximately 21 branch locations and over 100 unattended card lock fuel sites. United Fuel currently has over 300 full-time employees. For more information, please visit the website at www.ufeonline.com or to request future press releases via email, go to http://www.b2i.us/irpass.asp?BzID=1318&to=ea&Nav=1&S=0&L=1

Safe Harbor Statement
Certain statements included in this press release may constitute forward-looking statements. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

Supplemental Disclosure Regarding Non-GAAP Financial Information

EBITDA represents net income before income taxes, interest and depreciation and amortization. EBITDA is not a presentation made in accordance with generally accepted accounting principles (“GAAP”) and is not a measure of financial condition or profitability. EBITDA should not be considered in isolation or as a substitute for “net income”, the most directly comparable GAAP financial measure, or as an indicator of operating performance.

By presenting EBITDA, United Fuel intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future. United Fuel evaluates operating performance based on several measures, including EBITDA, as United Fuel believes it is an important measure of the operational strength of its business.

EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA is not necessarily a measure of United Fuel’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income”. Users of this financial information should consider the types of events and transactions which are excluded. A reconciliation of EBITDA to net income follows:

Reconciliation of EBITDA To Net Income
(in thousands)

	Three Months Ended
	June 30,	June 30,
	2007	2006
EBITDA	$2,677	$2,710
Less:
Depreciation & Amortization	673	454
Interest Expense	1,207	1,147
Income Tax Expense	214	336
Other Non Cash Expenses	283	183
Net Income	$300	$590
Preferred Stock Dividend	252	226
Net Income Applicable to Common	$48	$364

- Tables to Follow -

United Fuel & Energy Corporation
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	June 30,
	2007	2006
Revenues
Sales	$88,487	$91,694
Other	1,380	1,049
Total revenues	89,867	92,743

Cost of sales	78,076	82,334

Gross profit	11,791	10,409

Expenses
Operating	4,862	4,199
General and administrative	4,558	3,608
Depreciation, amortization and accretion	673	454
Total expenses	10,093	8,261

Operating income	1,698	2,148

Other income (expense)
Interest expense	(1,207)	(1,147)
Amortization of debt issue costs	(109)	(119)
Other income (expense), net	132	44
Total other expenses	(1,184)	(1,222)

Income before income taxes	514	926

Income tax expense	214	336

Net income	$300	$590

Cumulative preferred stock dividend	$252	$226

Net income applicable to common equity	$48	$364

Net income per common share:
Basic	$-	$0.03
Diluted	$0.01	$0.03

Weighted average common shares outstanding:
Basic	14,640	13,656
Diluted	23,153	21,391

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